Exhibit 5

LUSE GORMAN, PC

ATTORNEYS AT LAW

5335 Wisconsin Avenue, NW, Suite 780

Washington, D.C. 20015

Telephone (202) 274-2000

Facsimile (202) 362-2902

www.luselaw.com

WRITER’S DIRECT DIAL NUMBER

(202) 274-2000

September 7, 2016

The Board of Directors

HV Bancorp, Inc.

3501 Masons Mill Road, Suite 401

Huntingdon Valley, PA 19006

Re:	HV Bancorp, Inc.
Common Stock, Par Value $0.01 Per Share

Ladies and Gentlemen:

You have requested the opinion of this firm as to certain matters in connection with the offer and sale of the shares of common stock, par value $0.01 per share (“Common Stock”), of HV Bancorp, Inc. (the “Company”). We have reviewed the Company’s Articles of Incorporation and its Registration Statement on Form S-1 (the “Form S-1”), the Plan of Conversion of Huntingdon Valley Bank, certain resolutions of the Board of Directors of the Company as well as applicable statutes and regulations governing the Company and the offer and sale of the Common Stock. We have also reviewed such other documents and made such other investigations as we have deemed appropriate. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as original documents and the conformity to original documents of all documents submitted to us as copies thereof. The opinion expressed below is limited to the laws of the Commonwealth of Pennsylvania and federal law.

Based on the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that: following (i) execution and delivery of the Agency Agreement by the parties thereto, (ii) issuance of the Common Stock pursuant to the terms of the Agency Agreement, and (iii) receipt by the Company of the consideration for the Common Stock specified in the resolutions of the Company’s Board of Directors, we are of the opinion that upon the declaration of effectiveness of the Form S-1, the Common Stock, when sold, will be legally issued, fully paid and non-assessable.

We hereby consent to our firm being referenced under the caption “Legal Matters” and to the filing of this opinion as an exhibit to the Form S-1.

Very truly yours,

/s/ LUSE GORMAN

LUSE GORMAN, PC